CMA MULTI-STATE MUNICIPAL SERIES TRUST

CMA CALIFORNIA MUNICIPAL MONEY FUND

SERIES NO. 4

FILE # 811-5011

ATTACHMENT 770

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
06/16/00	LA Cnty, CA Trans & Rev 5.0 6/29/01	$25,000,000	$600,000,000	Lehman Brothers

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